Exhibit 99.1

FOR IMMEDIATE RELEASE

October 26, 2009

Owens & Minor Posts Revenue Gains, Strong Operating Earnings, & Positive Cash Flow for 3rd Quarter 2009

RICHMOND, VA….Owens & Minor (NYSE-OMI) today reported financial results for the third quarter ended September 30, 2009, including record quarterly revenue of $2.03 billion, increased 13.9% when compared to revenue of $1.79 billion in the third quarter of 2008. Income from continuing operations for the quarter was $34.7 million, or $0.83 per diluted share, increased 36.8% when compared to $25.3 million, or $0.61 per diluted share, in the same period last year. Net income for the third quarter was $34.7 million, or $0.83 per diluted share, increased 37.2% when compared to net income in the same quarter of 2008.

In the third quarter of 2009, the company reported gross margin of $204.3 million, or 10.04% of revenues, compared to $178.7 million, or 10.00% of revenues, for the third quarter of 2008. The increase in gross margin dollars for the third quarter 2009 was the result of an increase in revenues. Also during the third quarter, gross margin benefitted from the overall positive impact of supplier price changes. As expected, one of the company’s suppliers significantly reduced its prices on a certain set of products, resulting in a credit for the provision for last-in, first-out (LIFO) inventory valuation of $11.5 million, net of the effect of other suppliers’ price increases.

“As we enter the home stretch of 2009, we are pleased with revenue gains, operating earnings improvement, and positive cash flows, but recognize that we are challenged with lower profitability from some of our new and acquired customers,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “As we have done before, we will work with these new customers to improve operating margins. Looking ahead, we will continue to focus on achieving the potential of the Burrows acquisition, while building out our strategic initiatives, which are designed to broaden our reach and position our company to capture growth opportunities in healthcare.”

Year-to-Date Results

For the nine months ended September 30, 2009, revenue was $6.00 billion, improved 13.5% from revenue of $5.29 billion in the same period last year. Income from continuing operations for the first nine months of the year was $84.8 million, or $2.03 per diluted share, compared favorably to income from continuing operations of $73.8 million, or $1.78 per diluted share, for the comparable period last year. Net income for the first nine months of 2009 was $72.3 million, or $1.73 per diluted share, decreased from net income of $73.1 million, or $1.76 per diluted share in the same period last year. For comparative purposes, results for the first nine months of 2009 reflect the January 2009 sale of certain assets of the company’s direct-to-consumer diabetes supply (DTC) business, shown as discontinued operations for all periods presented. Therefore, year-to-date results reflect a loss from discontinued operations of $12.5 million, or $0.30 per diluted share, resulting primarily from pre-tax charges associated with exiting the DTC business. Results for the first nine months of 2009 also reflect the impact of transitioning the business acquired in The Burrows Company transaction.

Asset Management

For the year-to-date period 2009, operating cash flow from continuing operations was $161.5 million, increased when compared to $119.1 million last year in the same period. Cash provided by discontinued operations for the same period was $73.6 million, including $63 million received in January 2009 from the sale of certain assets of the DTC business. Long-term debt as of the end of the third quarter 2009 was $208 million, consistent with the third quarter last year. Days sales outstanding (DSO) as of September 30, 2009, continued on a strong trend at 23.0 days, improved slightly when compared to DSO of 23.2 days in the same period last year. Inventory turns of 10.5 for the third quarter of 2009 were improved from turns of 10.3 in the prior year third quarter.

2009 Outlook

“As we approach the end of 2009, we continue to target revenue growth for the year in the upper end of a range of 8% to 12%, and income per diluted share from continuing operations in the range of $2.55 to $2.70, excluding the positive effect of the third quarter LIFO provision,” said Smith.

The 2009 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Upcoming Investor Events

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On Thursday, November 5, 2009, Owens & Minor will hold an Open House & Facility Tour at its distribution center in Richmond, Virginia, for Wall Street analysts and professional investors. The event will focus on operations and will feature tours of the 165,000 square-foot facility, the specialized SurgiTrackSM area, and demonstrations of the company’s newly installed voice-pick technology and automation equipment. The event is scheduled to begin at 9:30 a.m. ET and conclude at approximately 2:00 p.m. ET.

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On Thursday, December 10, 2009, Owens & Minor will host a 2010 Financial Outlook Meeting in New York City. Owens & Minor’s President & Chief Executive Officer Craig R. Smith and Chief Financial Officer James L. Bierman are scheduled to speak at the event, discussing progress on strategic initiatives and providing the company’s financial outlook for 2010. The meeting is scheduled to begin at 8:30 a.m. ET and conclude at approximately 10:30 a.m. ET. A live, listen-only webcast of the briefing can be accessed on the company website at www.owens-minor.com under the Investor Relations Section. A webcast replay of the event will also be available on the company website.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-

minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain--from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, October 27, 2009, at 8:30 a.m. ET. Participants may access the call at 877-748-0043 with access code #34676277. The international dial-in number is 706-758-5871 with access code #34676277. Webcast: Replay: A replay of the call will be available for three weeks by dialing 800-642-1687, using access code #34676277. A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.” Owens & Minor uses its Web site as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

CONTACTS:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, 804-723-7556

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,
	2009	2008
Revenue	$2,034,792	$1,786,858
Cost of revenue	1,830,450	1,608,109

Gross margin	204,342	178,749
Selling, general and administrative expenses	142,162	128,656
Depreciation and amortization	6,721	5,667
Other operating income, net	(1,233)	(1,893)

Operating earnings	56,692	46,319
Interest expense, net	3,202	6,284

Income before income taxes	53,490	40,035
Income tax provision	18,803	14,687

Income from continuing operations	34,687	25,348
Loss from discontinued operations, net of tax	—	(64)

Net income	$34,687	$25,284

Income (loss) per share - basic:
Continuing operations	$0.83	$0.62
Discontinued operations	$—	$(0.01)
Net income per share - basic	$0.83	$0.61
Income (loss) per share - diluted:
Continuing operations	$0.83	$0.61
Discontinued operations	$—	$—
Net income per share - diluted	$0.83	$0.61

Weighted average shares - basic	41,205	40,860
Weighted average shares - diluted	41,859	41,544

	Nine Months Ended September 30,
	2009	2008
Revenue	$5,997,200	$5,285,389
Cost of revenue	5,411,526	4,761,084

Gross margin	585,674	524,305
Selling, general and administrative expenses	425,531	380,386
Depreciation and amortization	18,583	16,343
Other operating income, net	(3,958)	(4,811)

Operating earnings	145,518	132,387
Interest expense, net	9,834	12,660

Income before income taxes	135,684	119,727
Income tax provision	50,864	45,879

Income from continuing operations	84,820	73,848
Loss from discontinued operations, net of tax	(12,509)	(724)

Net income	$72,311	$73,124

Income (loss) per share - basic:
Continuing operations	$2.04	$1.80
Discontinued operations	$(0.30)	$(0.02)
Net income per share - basic	$1.74	$1.78
Income (loss) per share - diluted:
Continuing operations	$2.03	$1.78
Discontinued operations	$(0.30)	$(0.02)
Net income per share - diluted	$1.73	$1.76

Weighted average shares - basic	41,091	40,744
Weighted average shares - diluted	41,724	41,436

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$42,931	$7,886
Accounts and notes receivable, net	509,497	521,311
Merchandise inventories	679,459	679,069
Other current assets	60,911	71,329
Current assets of discontinued operations	—	32,199

Total current assets	1,292,798	1,311,794
Property and equipment, net	82,667	76,949
Property held for sale	12,730	15,730
Goodwill, net	247,271	252,412
Intangible assets, net	28,571	27,802
Other assets, net	32,988	29,145
Other assets of discontinued operations	—	62,358

Total assets	$1,697,025	$1,776,190

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$548,929	$513,026
Accrued payroll and related liabilities	23,128	40,018
Other accrued liabilities	111,263	103,429
Current liabilities of discontinued operations	2,603	11,038

Total current liabilities	685,923	667,511
Long-term debt, excluding current portion	207,999	359,237
Other liabilities	57,601	60,391

Total liabilities	951,523	1,087,139

Shareholders’ equity
Common stock	83,786	82,881
Paid-in capital	191,655	180,074
Retained earnings	481,735	438,192
Accumulated other comprehensive loss	(11,674)	(12,096)

Total shareholders’ equity	745,502	689,051

Total liabilities and shareholders’ equity	$1,697,025	$1,776,190

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2009	2008
Operating activities:
Net income	$72,311	$73,124
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Loss from discontinued operations	12,509	724
Depreciation and amortization	18,583	16,343
Share-based compensation expense	5,860	6,129
Provision for LIFO reserve	4,940	10,468
Provision for losses on accounts and notes receivable	3,387	2,368
Loss on interest rate swaps	—	3,141
Changes in operating assets and liabilities:
Accounts and notes receivable	8,427	(10,940)
Merchandise inventories	(5,330)	(38,258)
Accounts payable	48,485	46,194
Net change in other current assets and current liabilities	(4,552)	8,472
Other, net	(3,160)	1,346

Cash provided by operating activities of continuing operations	161,460	119,111

Investing activities:
Additions to property and equipment	(14,123)	(12,586)
Additions to computer software	(9,311)	(5,510)
Cash received related to acquisition of business	6,994	—
Proceeds from the sale of property and equipment	2,398	—
Other, net	—	8

Cash used for investing activities of continuing operations	(14,042)	(18,088)

Financing activities:
Net payments on revolving credit facility	(150,578)	(76,908)
Cash dividends paid	(28,755)	(24,733)
Increase (decrease) in drafts payable	(12,582)	634
Proceeds from exercise of stock options	5,228	8,140
Excess tax benefits related to share-based compensation	2,306	2,963
Proceeds from termination of interest rate swaps	—	3,795
Other, net	(1,604)	(1,911)

Cash used for financing activities of continuing operations	(185,985)	(88,020)

Discontinued operations:
Operating cash flows	10,612	4,452
Investing cash flows	63,000	(2,109)

Net cash provided by discontinued operations	73,612	2,343

Net increase in cash and cash equivalents	35,045	15,346
Cash and cash equivalents at beginning of period	7,886	10,395

Cash and cash equivalents at end of period	$42,931	$25,741

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
Operating results:
Revenue	$2,034,792	$2,013,780	$1,948,628	$1,957,848	$1,786,858

Gross margin	$204,342	$197,699	$183,633	$192,956	$178,749
Gross margin as a percent of revenue	10.04%	9.82%	9.42%	9.86%	10.00%

SG&A expense	$142,162	$143,972	$139,397	$141,015	$128,656
SG&A expense as a percent of revenue	6.99%	7.15%	7.15%	7.20%	7.20%

Operating earnings	$56,692	$48,946	$39,880	$48,338	$46,319
Operating earnings as a percent of revenue	2.79%	2.43%	2.05%	2.47%	2.59%

Income from continuing operations	$34,687	$27,775	$22,358	$27,409	$25,348
Loss from discontinued operations, net of tax	—	$(4,127)	$(8,382)	$(7,206)	$(64)
Net income	$34,687	$23,648	$13,976	$20,203	$25,284

Income (loss) per common share - basic:
Continuing operations	$0.83	$0.67	$0.54	$0.66	$0.62
Discontinued operations	—	$(0.10)	$(0.20)	$(0.17)	$(0.01)
Net income per share - basic	$0.83	$0.57	$0.34	$0.49	$0.61
Income (loss) per common share - diluted:
Continuing operations	$0.83	$0.67	$0.54	$0.66	$0.61
Discontinued operations	—	$(0.10)	$(0.20)	$(0.17)	—
Net income per share - diluted	$0.83	$0.57	$0.34	$0.49	$0.61

Accounts receivable:
Accounts and notes receivable, net(2)	$509,497	$500,204	$511,875	$521,311	$449,988

Days sales outstanding(1) (2)	23.0	22.6	23.6	24.5	23.2

Inventory:
Merchandise inventories(2)	$679,459	$696,955	$702,253	$679,069	$605,711

Average inventory turnover(1) (2)	10.5	10.4	10.3	10.9	10.3

Financing:
Long-term debt, excluding current portion	$207,999	$208,326	$212,596	$359,237	$208,832

Stock information:
Cash dividends per common share	$0.23	$0.23	$0.23	$0.20	$0.20

Stock price at quarter-end	$45.25	$43.82	$33.13	$37.65	$48.50

(1)   Days sales outstanding and average inventory turnover are based on three-months’ sales.

(2)  Based on results from continuing operations.

Certain	adjustments have been made to prior period amounts to conform to current year presentation.